Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	847-646-4538	847-646-5494

KRAFT REPORTS SOLID START TO 2008

•	Q1 net revenues increased 20.8%; organic net revenues[1] grew 8.0%

•	Q1 diluted EPS of $0.40 declined 7.0%; excluding items,[1] $0.44 equal to prior year

•	2008 organic revenue growth guidance raised to at least 5%, up from at least 4%

•	2008 EPS guidance reaffirmed; at least $1.56, or at least $1.90 excluding items

NORTHFIELD, Ill. – April 30, 2008 – Kraft Foods Inc. (NYSE: KFT) today reported first-quarter 2008 results that reflect continued momentum as the company enters the second year of its three-year turnaround plan. Organic top-line growth was strong, enhanced by pricing actions to offset higher input costs. Reported earnings per share were lower for the first quarter due to the absence of a one-time interest benefit recorded in 2007. Earnings per share excluding items were in line with the prior year.

“2008 is off to an excellent start and we expect our results to continue to strengthen as the year progresses,” said Irene Rosenfeld, Chairman and Chief Executive Officer. “Our investments in product quality, marketing and innovation are leading to better price realization, stronger top-line results and sequential improvement in margins from the fourth quarter of 2007. Our newly-acquired international biscuit business is performing well and integration is on track. And, while input costs remain high, I am confident that our ongoing programs to lower overhead costs and invest in our brands will enable us to deliver our targeted earnings in 2008 and beyond.”

•	Net revenues: Quarterly net revenues increased 20.8 percent to $10.4 billion, including favorable impacts of 8.3 percentage points from acquisitions and 5.1 percentage points from currency, partially offset by an unfavorable impact of 0.6 percentage points from divestitures.

Excluding these items, organic net revenues grew 8.0 percent. Higher pricing contributed 4.3 percentage points to organic revenue growth, while favorable mix added 3.6 percentage points. Volume was up modestly in the quarter despite double-digit tonnage declines in ready-to-drink beverages due to significant pricing actions.

•	Operating income: Reported operating income in the quarter increased 3.8 percent from the prior year to $1.2 billion. Operating income excluding items[1] increased 7.2 percent versus the prior year.

[1]	Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

Operating income margin excluding items1 decreased to 12.4 percent in first quarter 2008 from 14.0 percent in first quarter 2007. The benefits of strong revenue growth and associated overhead cost leverage were more than offset by significantly higher input costs and, to a lesser extent, investments in product quality, marketing and new products.

•

Tax rate: Kraft’s reported tax rate in first quarter 2008 was 29.3 percent. Excluding items[1], the first quarter rate was 30.4 percent compared to 32.3 percent in first quarter 2007. The first quarter rate was consistent with the company’s full-year guidance of 33.5 percent and reflected the timing of several favorable discrete items.

•	Earnings per share: First-quarter 2008 reported earnings per share were $0.40, down 7.0 percent from $0.43 in first quarter 2007. The 2007 quarter included $0.03 from a one-time interest benefit related to the spin-off from Altria Group, Inc. During the quarter, the company incurred $0.04 per share in asset impairment, exit, implementation and other costs, compared to $0.03 in the same quarter a year ago.

Items1 Affecting EPS Comparability

	First Quarter
	2008	2007	Growth (%)
Reported EPS	$ 0.40	$ 0.43	(7.0%)

Asset Impairment, Exit, Implementation And Other Costs	0.04	0.03

Interest from tax reserve transfers from Altria Group, Inc.	(0.00)	(0.03)

EPS excluding items	$ 0.44	$ 0.44*	0.0%

*	Does not add due to rounding.

First-quarter 2008 earnings per share excluding items were $0.44, equal to the prior year. Compared to the prior year, earnings per share excluding items reflected a $0.02 contribution from operations, $0.03 contribution from lower shares outstanding, $0.01 benefit from a lower tax rate, offset by a $0.06 negative impact from higher interest expense.

During the first quarter, the company repurchased 21.3 million of its shares at a total cost of $650 million, or an average price of $30.50 per share. As of March 31, 2008, the company had spent $4.2 billion under its $5.0 billion share repurchase plan.

[1]	Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

FIRST QUARTER 2008 RESULTS, DISCUSSION BY SEGMENT*

	Q1 2008 (percent growth)
	Net Revenues	Organic Net Revenues[1]	Operating Income	Operating Income Excluding Items[1]

Total Kraft	20.8%	8.0%	3.8%	7.2%

North America	5.8	4.8	(5.8)	(3.7)

U.S. Beverages	(0.6)	2.4	2.9	7.0
U.S. Cheese	8.8	8.8	(23.0)	(23.8)
U.S. Convenient Meals	7.5	7.5	4.6	2.5
U.S. Grocery	1.4	1.4	2.8	2.4
U.S. Snacks & Cereals	2.4	2.7	(28.2)	(22.6)
Canada & N.A. Foodservice	15.6	6.4	35.4	40.7

International	50.5	14.4	50.7	51.4

European Union	55.4	9.5	44.1	47.7
Developing Markets	42.9	21.7	59.1	57.0

U.S. Beverages

Organic net revenues grew 2.4 percent driven by solid growth in coffee, partially offset by a decline in ready-to-drink beverages. The successful relaunch of Maxwell House mainstream coffee with product quality and packaging upgrades resulted in high single-digit volume and revenue growth in coffee. Ready-to-drink beverage revenue declined in the quarter as a significant reduction in trade spending to offset higher input costs resulted in a double-digit volume decline. Powdered beverage revenue was flat versus the prior year as double-digit growth in the successful powdered beverage stick platform, particularly Crystal Light, was offset by a decline in Kool-Aid. Operating income excluding items increased 7.0 percent as the benefits of price increases and trade spending efficiencies were partly offset by higher input costs.

U.S. Cheese

Organic net revenues grew 8.8 percent reflecting significant price increases and favorable product mix partially offset by lower volumes. Declines in natural cheese volume from higher pricing were

*	Please refer to the company’s Form 8-K filed April 11, 2008 for discussion of changes to reportable business segments.
[1]	Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

partially offset by gains from innovative new products such as LiveActive snacking and cottage cheeses as well as Singles Select processed cheese slices. Operating income excluding items declined 23.8 percent in the first quarter as the contribution from pricing was more than offset by continued high input costs, including an approximately 30 percent increase in dairy costs, as well as significant investments in marketing.

U.S. Convenient Meals

Organic net revenues grew 7.5 percent driven by a balanced contribution from volume growth, favorable product mix and price increases. Volume growth was primarily driven by ongoing success in pizza, where all brands grew in the quarter, including double-digit volume and revenue growth in premium brands such as DiGiorno and California Pizza Kitchen. Also contributing to the strong performance in the quarter was the continued success of new product platforms like Oscar Mayer Deli Fresh meats and Oscar Mayer Deli Creations sandwiches. Operating income excluding items increased 2.5 percent as the benefits of strong revenue growth more than offset higher input costs and manufacturing capacity investments.

U.S. Grocery

Organic net revenues grew 1.4 percent as price increases in several categories and favorable product mix more than offset volume declines. The relaunch of Kraft pourable salad dressings, with improved product and package quality and integrated marketing support, began in March to address long-standing declines in this category. Macaroni and cheese continued its momentum from the prior year with double-digit revenue growth in the quarter. Operating income excluding items increased 2.4 percent as pricing and manufacturing savings more than offset lower volume, higher input costs, and increased marketing support.

U.S. Snacks & Cereals

Organic net revenues grew 2.7 percent primarily from price increases as well as solid volume gains in biscuits. Cookie growth was driven by double-digit gains in Nabisco 100 Calorie Packs and successful new products and innovations such as Oreo Cakesters and Oreo snack ‘n seal reclosable packaging. Crackers also gained in the quarter, fueled by double-digit volume growth in Ritz crackers resulting from improved quality and marketing. Revenue growth in ready-to-eat cereal was driven by higher pricing and gains from further recovery in the kids’ cereal portfolio. Growth in the quarter was partially offset by revenue declines in the snack bar business, due largely to new product timing. Operating income excluding items decreased 22.6 percent as the benefits of lower trade spending and price increases lagged higher input costs, particularly grains and oils.

Canada & North America Foodservice

Organic net revenues grew 6.4 percent from a combination of price increases and solid volume growth. Volume gains were primarily driven by new product innovation and improved retail execution. Operating income excluding items grew 40.7 percent resulting from favorable currency, higher pricing and manufacturing efficiencies that more than offset higher input costs.

European Union

Organic net revenues grew 9.5 percent from strong volume growth across all key categories combined with favorable product mix and modestly higher pricing. Chocolate grew double-digits due to continued focus on core brands such as Milka, Toblerone and Côte d’Or. Gains in coffee were driven by growth of the Carte Noire brand in France and the Jacobs brand in Poland. Cheese growth in the region was driven by improved marketing and pricing under the Philadelphia brand. Operating income excluding items grew 47.7 percent primarily due to a 45.3 percentage point contribution from the addition of the Danone biscuit business. The benefits of a strong combination of pricing, volume and product mix, net of higher input costs, also contributed to operating income growth in the quarter.

Developing Markets

Organic net revenues grew 21.7 percent driven by strong gains in pricing, product mix and volume. Investments in marketing drove strong growth across all key markets in the Eastern Europe, Middle East & Africa region. Growth in the Latin America region was driven by pricing and solid volume gains, particularly in Brazil, Argentina, and Venezuela. Revenues in the Asia Pacific region grew due to strong consumption growth, distribution gains and improved marketing, particularly in China. Operating income excluding items increased 57.0 percent, including a 17.0 percentage point benefit from the acquisition of the Danone biscuit business. Volume gains, favorable product mix and pricing net of higher input costs and increased marketing investment were the primary drivers of the strong increase in operating income in the quarter.

2008 OUTLOOK1

Kraft has raised its outlook for 2008 organic net revenue growth to at least 5 percent, up from a previous expectation of at least 4 percent resulting from further pricing actions to offset rising input costs. The company also confirmed its expectation that 2008 EPS will be at least $1.56 per share, or $1.90 excluding items.

Additionally, the company continues to expect cumulative annualized savings from the restructuring program to reach approximately $1.0 billion by year-end and $1.2 billion by the end of

[1]	Please see discussion of Non-GAAP Financial Measures beginning on page 7 of this release.

2009. To date, cumulative annualized savings from this cost restructuring program totaled approximately $850 million, up from approximately $785 million at the end of 2007.

Also reflected in its guidance, the company reaffirmed that its 2008 full-year effective tax rate excluding items is expected to be 33.5 percent.

All guidance reflects the inclusion of the acquired international biscuit operations from Danone, but does not include the impact of the company’s recent agreement to merge its Post cereals business into Ralcorp Holdings, Inc. The company continues to expect to close the transaction with Ralcorp in mid-2008.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 8 a.m. EDT on April 30, 2008. Access to a live audio webcast with accompanying slides is available at www.kraft.com and a replay of the event will be available on the company’s web site.

ABOUT KRAFT FOODS INC.

Kraft is one of the world’s largest food and beverage companies, with 2007 revenues of more than $37 billion. For more than 100 years, the company has offered consumers delicious foods that fit the way they live. Kraft markets a broad portfolio of iconic brands in more than 150 countries, including nine brands with revenues exceeding $1 billion: Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House coffee; Nabisco cookies and crackers and its Oreo brand; Jacobs coffees; Milka chocolates and LU biscuits. Kraft is listed in the Standard & Poor’s 100 and 500 indexes. The company is a member of the Dow Jones Sustainability Index. For more information, visit the company’s web site at www.kraft.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding our 2008 guidance, in particular, expected organic revenue growth and EPS; our expectation that our results will continue to strengthen as the year progresses; our belief that our investments in product quality, marketing and innovation are leading to better price realization, stronger top-line results, and sequential improvements in margins; our confidence that our ongoing programs to lower overhead costs and invest in our brands will enable us to deliver targeted earnings in 2008 and beyond; and with regard to our 2008 outlook, our expectation that operating income excluding items will grow faster than revenue, our expectation for 2008 and 2009 cumulative annualized savings related to our restructuring program, our full year effective tax rate and our expectation to close the merger of our Post cereals business into Ralcorp in mid-2008. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, continued higher input costs, pricing actions, increased competition, our ability to differentiate our products from private label products, increased costs of sales, our ability to realize the expected cost savings and spending from our planned restructuring program, unexpected safety or manufacturing issues, FDA or other regulatory actions or delays, unanticipated expenses such as litigation or legal settlement expenses, our failure to consummate the Post merger, a shift in our product mix to lower margin offerings, risks from operating internationally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our filings with the SEC, including our most recently filed Annual Report on Form 10-K/A and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with generally accepted accounting principles (GAAP). The company is presenting various operating results, such as operating income, operating income margin, effective tax rate, net earnings and EPS on both a reported basis and on a basis excluding items that affect comparability of results. When the company uses operating results, such as operating income, operating income margin, effective tax rate, net earnings and EPS, excluding items, they are considered non-GAAP financial measures. The term “items” includes asset impairment, exit and implementation costs primarily related to a restructuring program that began in the first quarter of 2004 (the “Restructuring Program”). These restructuring charges include separation-related costs, asset write-downs, and other costs related to the implementation of the Restructuring Program. Other excluded items pertain to asset impairment charges on certain long-lived assets, gains and losses on divestitures, interest from tax reserve transfers from Altria Group, Inc., the favorable resolution of Altria Group, Inc.’s 1996-1999 IRS Tax Audit in 2006, and other one-time costs related to the company’s European Union segment reorganization.

Management believes that certain non-GAAP financial measures and corresponding ratios provide additional meaningful comparisons between current results and results in prior operating periods. More specifically, management believes these non-GAAP financial measures reflect fundamental business performance because they exclude certain items that affect comparability of results.

The company’s top-line guidance measure is organic net revenues, which excludes the impact of acquisitions, divestitures and currency. The company uses organic net revenues and corresponding growth ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results.

See the attached schedules for supplemental financial data and corresponding reconciliations to certain GAAP financial measures for the quarters ended March 31, 2008, and March 31, 2007. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in our 2008 Outlook, we have not provided that information. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use. A reconciliation of all non-GAAP measures to the nearest comparable GAAP used in this earnings release can be found on the company’s website, www.kraft.com.

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Schedule 1

Kraft Foods Inc.

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data) (Unaudited)

	As Reported (GAAP)[1]			Excluding Items (Non-GAAP) [1]
	2008	2007	% Change	2008	2007	% Change
Net revenues	$10,372	$8,586	20.8%	$10,372	$8,586	20.8%
Cost of sales	6,891	5,535	(24.5)%	6,877	5,530	(24.4)%
Gross profit	3,481	3,051	14.1%	3,495	3,056	14.4%
Marketing, administration & research costs	2,158	1,822	(18.4)%	2,151	1,806	(19.1)%
Asset impairment and exit costs	80	67	(19.4)%	–	–	–
(Gains) / losses on divestitures, net	18	(12)	NM	–	–	–
Amortization of intangibles	7	2	(100.0+)%	7	2	(100.0+)%
General corporate expenses	53	50	(6.0)%	53	50	(6.0)%
Operating income	1,165	1,122	3.8%	1,284	1,198	7.2%
Interest & other debt expense, net	305	64	(100.0+)%	305	141	(100.0+)%
Earnings before income taxes	860	1,058	(18.7)%	979	1,057	(7.4)%
Provision for income taxes	252	356	29.2%	298	341	12.6%
Effective tax rate	29.3%	33.6%		30.4%	32.3%
Net earnings	$ 608	$ 702	(13.4)%	$ 681	$ 716	(4.9)%

Earnings per share:
Basic	$ 0.40	$ 0.43	(7.0)%	$ 0.45	$ 0.44	2.3%
Diluted	$ 0.40	$ 0.43	(7.0)%	$ 0.44	$ 0.44	–

Average shares outstanding:
Basic	1,518	1,627		1,518	1,627
Diluted	1,534	1,636		1,534	1,636

Gross margin	33.6%	35.5%		33.7%	35.6%
Operating income margin	11.2%	13.1%		12.4%	14.0%

[1]	Reconciliation of GAAP to Non-GAAP Condensed Statement of Earnings is available at www.kraft.com.

Schedule 2

Kraft Foods Inc.

Reconciliation of GAAP and Non-GAAP Information

Net Revenues

For the Quarters Ended March 31,

($ in millions) (Unaudited)

	As Reported (GAAP)	Impact of Divestitures / Other	Impact of Acquisitions	Impact of Currency	Organic (Non-GAAP)	% Change		Organic Growth Drivers
						As Reported (GAAP)	Organic (Non-GAAP)	Volume		Mix		Price
2008 Reconciliation

U.S. Beverages	$772	$–	$–	$–	$772	(0.6)%	2.4%	(12.6)	pp	10.1	pp	4.9	pp
U.S. Cheese	957	–	–	–	957	8.8%	8.8%	(1.3)		1.2		8.9
U.S. Convenient Meals	1,032	–	–	–	1,032	7.5%	7.5%	2.7		2.9		1.9
U.S. Grocery	792	–	–	–	792	1.4%	1.4%	(4.3)		1.5		4.2
U.S. Snacks & Cereals	1,430	–	(5)	–	1,425	2.4%	2.7%	0.5		–		2.2
Canada & N.A. Foodservice	1,050	–	–	(89)	961	15.6%	6.4%	2.5		(0.1)		4.0

North America	$6,033	$–	$(5)	$(89)	$5,939	5.8%	4.8%	(2.7)		3.4		4.1

European Union	2,719	(44)	(573)	(228)	1,874	55.4%	9.5%	5.8		2.1		1.6
Developing Markets	1,620	–	(128)	(112)	1,380	42.9%	21.7%	8.4		4.2		9.1

International	$4,339	$(44)	$(701)	$(340)	$3,254	50.5%	14.4%	7.2		2.6		4.6

Kraft Foods	$10,372	$(44)	$(706)	$(429)	$9,193	20.8%	8.0%	0.1	pp	3.6	pp	4.3	pp

2007 Reconciliation

U.S. Beverages	$777	$(23)	$–	$–	$754
U.S. Cheese	880	–	–	–	880
U.S. Convenient Meals	960	–	–	–	960
U.S. Grocery	781	–	–	–	781
U.S. Snacks & Cereals	1,396	(9)	–	–	1,387
Canada & N.A. Foodservice	908	(5)	–	–	903

North America	$5,702	$(37)	$–	$–	$5,665

European Union	1,750	(39)	–	–	1,711
Developing Markets	1,134	–	–	–	1,134

International	$2,884	$(39)	$–	$–	$2,845

Kraft Foods	$8,586	$(76)	$–	$–	$8,510

Schedule 3

Kraft Foods Inc.

Reconciliation of GAAP and Non-GAAP Information

Operating Income

For the Quarters Ended March 31,

($ in millions) (Unaudited)

	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non-Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non-GAAP)	% Change
						As Reported (GAAP)	Excluding Items (Non-GAAP)
2008 Reconciliation

U.S. Beverages	$143	$9	$–	$–	$152	2.9%	7.0%
U.S. Cheese	117	8	–	–	125	(23.0)%	(23.8)%
U.S. Convenient Meals	114	9	–	–	123	4.6%	2.5%
U.S. Grocery	254	5	–	–	259	2.8%	2.4%
U.S. Snacks & Cereals	168	10	–	–	178	(28.2)%	(22.6)%
Canada & N.A. Foodservice	111	10	–	–	121	35.4%	40.7%

North America	$907	$51	$–	$–	$958	(5.8)%	(3.7)%

European Union	170	38	3	18	229	44.1%	47.7%
Developing Markets	148	9	–	–	157	59.1%	57.0%

International	$318	$47	$3	$18	$386	50.7%	51.4%

Corporate Items	(60)	–	–	–	(60)	(15.4)%	(15.4)%

Kraft Foods Operating Income	$1,165	$98	$3	$18	$1,284	3.8%	7.2%

2007 Reconciliation
U.S. Beverages	$139	$3	$–	$–	$142
U.S. Cheese	152	12	–	–	164
U.S. Convenient Meals	109	11	–	–	120
U.S. Grocery	247	6	–	–	253
U.S. Snacks & Cereals	234	8	–	(12)	230
Canada & N.A. Foodservice	82	4	–	–	86

North America	$963	$44	$–	$(12)	$995

European Union	118	37	–	–	155
Developing Markets	93	7	–	–	100

International	$211	$44	$–	$–	$255

Corporate Items	(52)	–	–	–	(52)

Kraft Foods Operating Income	$1,122	$88	$–	$(12)	$1,198

Schedule 4

Kraft Foods Inc. and Subsidiaries

Condensed Balance Sheets

($ in millions) (Unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007
Assets
Cash & cash equivalents	$605	$567	$251
Receivables, net	5,361	5,197	3,977
Inventory	4,667	4,096	3,881
Other current assets	1,045	877	743
Property, plant & equipment, net	11,311	10,778	9,624
Goodwill	31,459	31,193	25,411
Other intangible assets, net	12,207	12,200	10,048
Other assets	3,371	3,085	1,879

Total assets	$70,026	$67,993	$55,814

Liabilities & Shareholders’ Equity
Short-term borrowings	$4,528	$7,385	$2,046
Current portion of long-term debt	716	722	1,415
Due to Altria Group, Inc.	–	–	449
Accounts payable	4,157	4,065	2,574
Other current liabilities	4,853	4,914	3,943
Long-term debt	17,428	12,902	7,081
Deferred income taxes	5,081	4,876	3,824
Other long-term liabilities	5,997	5,834	5,753

Total liabilities	42,760	40,698	27,085

Total shareholders’ equity	27,266	27,295	28,729

Total liabilities & shareholders’ equity	$70,026	$67,993	$55,814

Kraft Foods Inc.

Reconciliation of GAAP & Non-GAAP Information

Condensed Statements of Earnings

For the Quarters Ended March 31,

(in millions, except per share data) (Unaudited)

	2008					2007
	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	Asset Impairments / Other Expenses - Non- Restructuring	(Gains) / Losses on Divestitures, net	Excluding Items (Non- GAAP)	As Reported (GAAP)	Asset Impairment, Exit and Implementation Costs - Restructuring	(Gains) / Losses on Divestitures, net	Altria Group, Inc. Interest from Tax Reserve Transfers	Excluding Items (Non- GAAP)
Net revenues	$10,372	$–	$–	$–	$10,372	$8,586	$–	$–	$–	$8,586
Cost of sales	6,891	(14)	–	–	6,877	5,535	(5)	–	–	5,530
Gross profit	3,481	14	–	–	3,495	3,051	5	–	–	3,056
Marketing, administration & research costs	2,158	(4)	(3)	–	2,151	1,822	(16)	–	–	1,806
Asset impairment and exit costs	80	(80)	–	–	–	67	(67)	–	–	–
(Gains) / losses on divestitures, net	18	–	–	(18)	–	(12)	–	12	–	–
Amortization of intangibles	7	–	–	–	7	2	–	–	–	2
General corporate expenses	53	–	–	–	53	50	–	–	–	50
Operating income	1,165	98	3	18	1,284	1,122	88	(12)	–	1,198
Interest & other debt expense, net	305	–	–	–	305	64	–	–	77	141
Earnings before income taxes	860	98	3	18	979	1,058	88	(12)	(77)	1,057
Provision for income taxes	252	29	–	17	298	356	32	(20)	(27)	341
Effective tax rate	29.3%				30.4%	33.6%				32.3%
Net earnings	$608	$69	$3	$1	$681	$702	$56	$8	$(50)	$716

Earnings per share:
Basic	$0.40	$0.05	$–	$–	$0.45	$0.43	$0.03	$–	$(0.03)	$0.44 *
Diluted	$0.40	$0.04	$–	$–	$0.44	$0.43	$0.03	$–	$(0.03)	$0.44 *

Average shares outstanding:
Basic	1,518				1,518	1,627				1,627
Diluted	1,534				1,534	1,636				1,636

Gross margin	33.6%				33.7%	35.5%				35.6%
Operating income margin	11.2%				12.4%	13.1%				14.0%

Supplemental Data
Depreciation & amortization	$248					$220
Capital expenditures	271					180

* Does not foot due to rounding.